EXHIBIT 22.1 - 1997 ANNUAL REPORT MAILED APRIL 21, 1998







                          1997 ANNUAL REPORT
















ELECTRONIC SYSTEMS TECHNOLOGY, INC.
415 NORTH QUAY STREET
KENNEWICK,  WA  99336

Dear Shareholder,

1997 was a positive year for Electronic Systems Technology. Our new ESTeem(TM) 192 products were greeted with enthusiasm in the marketplace, and immediately contributed to increasing our gross sales revenues from the downturn experienced in 1996. We strengthened relationships within our distribution network, both foreign and domestic, which resulted in increased sales from
the market segment.   We have made great strides in the development of new
products based on the ESTeem 192 architecture, allowing us to offer a greater depth of products in markets in which we compete. We are optimistic these developments will lead to increased market presence and growth potential for the Company.

For the year ending December 31, 1997, the Company recorded gross product sales of $1,337,303 compared with $1,190,304 in 1996, reflecting an increase of 12%. The Company's gross revenues for 1997 were $1,476,487 as compared to 1996 gross revenues of $1,443,549. The Company's 1997 net income before tax was $247,760, compared with net income before tax in 1996 of $234,456. Our net income after tax for 1997 was $166,201, or $0.03 per share, compared with net income after tax of $158,735, or $0.03 per share, in 1996. Shareholder equity in the Company continued to increase, with a 1997 year end shareholder equity of $0.43 per share, an increase from $0.41 per share for 1996. The Company retains a very strong financial foundation, with $2,205,811 in total assets at year end 1997, cash and short-term investments of $1.46 million, and no long-term debt.

For our shareholders, our main goal continues to be the pursuit of listing the Company's stock on a major stock exchange to allow increased marketability and value of EST stock. The Pacific Stock Exchange (PSE) remains the focus of the listing effort. Table 1 shows a comparison of PSE listing requirements with EST's standing as of year end 1997. We firmly believe the market value of the Company's stock remains undervalued. Management and the Board of Directors remain diligent in exploration of methods to attain the Pacific Stock Exchange listing requirements and to increase confidence in the Company's stock. We believe that increased sales revenues and expansion into other market segments is key to this effort.

                                     Table 1
                   PACIFIC STOCK EXCHANGE LISTING REQUIREMENTS

                                          Electronic Systems Technology
           Category          PSE           (Selected Financial Data)
                           Listing             1997            1996
                         Requirements        Year End        Year End
  Net Tangible Assets    $2,000,000       $2,128,598        $2,011,934

  After Tax Income       $  100,000       $  166,201        $  158,735

  Public Float (Shares)     500,000        4,337,979         4,337,979

  Market Value Of Float  $1,500,000       $1,301,000        $1,220,000

  Bid Price              $    3.00        $ .26 - .34       $ .25 - .31

  Shareholders                500            >640               >670

  Operating History        3 Years         13 Years           12 Years

For 1998, the Company is aggressively pursuing new market opportunities in the recently deregulated power utility industry and mobile data network development for public safety entities. Toward this end, the Company has commissioned its first power utility project in Klickitat County, Washington, and has established a reference site for public safety applications with the City of Pasco, Washington, Police Department. We are excited about these new market areas and the opportunities they represent, but we also remain committed as always to our existing markets and customers in the industrial controls industry.

As a reminder, all of the Company's publicly filed Securities and Exchange Commission (SEC) data is available from the SEC EDGAR(R) archive at the SEC Internet website (http://www.sec.gov), with the search string of "electronic systems", or at the FreeEDGAR(R) web site
(http://www.freeedgar.com).

As we enter in to 1998, and the challenges that lie before us, I would like to express my gratitude to you, our shareholders, for your loyalty and continued support.

/s/ T.L. KIRCHNER

T.L. Kirchner
President

                               COMPANY PROFILE

Electronic Systems Technology, Inc. ("EST" or the "Company") specializes in the manufacturing and development of wireless modem products. The Company uses its research and development, manufacturing, and marketing efforts in the production and marketing of the Company's line of ESTeem(TM) Wireless Modem products and accessories. The product line offered by the Company provides innovative communication solutions for applications not served by conventional communication systems. The product line is offered domestically and internationally, in the growing markets of process automation in commercial, industrial, and government arenas. The Company's products are marketed through factory direct sales, sales representatives, resellers, distributors, and Original Equipment Manufacturers (OEM's).

The Company was incorporated in the State of Washington in February, 1984, and was granted a U.S. Patent for the "Wireless Computer Modem" in May 1987, and the Canadian patent in October 1988. During the past three years, the Company has continued to refine its product line in response to customer needs and developing technology. The Company also developed the ESTeem 192 product line, as the next generation of ESTeem products, faster and more adaptable than previous products. The Company has continued to expand its customer base and market presence, particularly in the industrial controls arena, with its efforts to team with all major programmable logic controller (PLC) hardware vendors. The teaming efforts of the Company with PLC vendors have reaped benefits resulting in the Company's products being recommended for several networks of distributors for the PLC industry. The Company has also been included as hardware provider on Government programs such as the Core
Automated Maintenance System (CAMS) for the U.S. Air Force, and Automatic Identification Technology (AIT) for the U.S. Army. In 1997, the Company continued to participate in foreign and domestic Supervisory Control and Data Acquisition (SCADA), Industrial Controls, and Government marketplaces which continues to serve as the core of the Company's sales revenue base.

                             PRODUCTS AND MARKETS

The Company's product line is a group of narrow band, packet burst, VHF & UHF FM radio modems which employ radio frequency waves to provide communication links between computers, peripherals, and instrumentation controls.

Constant growth of computer applications in business and industry places ever increasing requirements on the need for data transfer. Prior to the ESTeem modem, the majority of data transfers used conventional methods of interface via telephone modems or direct cable connections. The conventional methods both have costly side effects. When utilizing telephone modems, monthly charges for telephone lines are incurred. When using direct cable connections, the cost of installing cable systems will usually cost as much or more than the cost of the communication system it is intended to serve. ESTeem wireless modem products provide a "Wireless Solution" by eliminating the need for conventional hardwiring and leased phone lines.

All of the ESTeem modems ("ESTeems") come with the industry standard asynchronous communications ports to provide users with new dimensions in "Local Area Networking". As many as 253 devices can be interfaced on a single frequency. ESTeem wireless modems have over one hundred internal software commands, allowing the user to easily configure the product for any application or use.

ESTeem Modems operate on a packet burst communications concept. Packet systems, whether hardwired or radio, share the same principle of operation; data is taken from a standard RS-232C or RS-422 asynchronous port and transmitted in "Electronic Packets" (i.e. electronic packets of information). The packet size can be defined by the user from 1 to 1010 bytes of information. Once a packet of data is formed, it is transmitted in a "burst," from one ESTeem modem to another, hence the term "packet burst communications." ESTeem Modems provide data accuracy of greater than one part in 100 million. The ESTeems have frequency agility in the VHF and UHF frequency ranges. Internal Digi-Repeater features allow the user to increase operating range by relaying transmission through a maximum of three ESTeems to reach the destination ESTeem modem.

Any ESTeem can operate as an operating node, a repeater node, or both simultaneously, for added flexibility. Secure data communication is provided in the ESTeem products through the use of proprietary technology and techniques, providing users of the products four definable security codes.
If higher security is required, the ESTeem is compatible with asynchronous Data Encryption Standard (DES) encryption devices.

PRODUCT APPLICATIONS

Some of the major applications and/or industries for which the ESTeem products are being utilized are as follows:

			Water and Waste Water Industry				Overhead Crane Control
			Industrial Process Control					   Shop Floor Manufacturing
			Remote Data Acquisition (SCADA)			Intra-Office/Building Computer Networking
			Law Enforcement/Public Safety

			Power Utility 					 			           	Federal
				Oil/Gas Pipeline							              	Ground Mobile Communications
				Material Handling						              	Ship to Shore Communications
												                              Flight Line Maintenance

PRODUCT LINES

The Company's VHF radio modem products, the ESTeem Model 95 and Model 192V, operate in the mid 60-70 MHz band of the VHF RF spectrum. The standard production units of the ESTeem Model 95 and 192V are configured to operate in the lower 70 MHz spectrum. The ESTeem 192V has a data rate of 19,200 bits per second (bps), which is four times faster than the ESTeem 95 data rate.
The ESTeem 192V also features infrared and optional telephone interfaces which are not available on the ESTeem 95 products. The major markets for these products are in industrial control, SCADA, and inventory control in the commercial arena, and inventory and command control for Federal applications.

The Company's UHF radio modem products, ESTeem Models 192C, 192F, 96F, and 96C, operate in the lower 400 MHz federal radio band, and the mid to upper 400 MHz commercial radio band of the UHF RF spectrum. The ESTeem Models 192C, 192F, 96F, and 96C, have the same features as the VHF radio modem products, but are designed to operate in the lower 400 and upper 400 MHz areas of the UHF RF spectrum. The ESTeem 192C and 192F product lines are differentiated from the other products by having data rates of 19,200 bps, four times faster than the data rates of the 96C and 96F products. The 192C and 192F products offer infrared and optional telephone interfaces not available on the 96C and 96F products. The ESTeem 192C and 96C were designed to operate in business radio bands of upper 400 MHz. The ESTeem Model 192F and 96F were designed to operate in U.S. Government radio bands of lower 400 MHz. All of the UHF radio modem products have the additional capability of RF output power of either two or four watts, depending on customer licensing. The major markets for these products are in industrial control, SCADA, and inventory control in the commercial arena, and inventory and command control for Federal applications.

The Company's Specialty Modem Products are network enhancing products using ESTeem modem technology. The ESTeem specialty modem products are the ESTeem Model 84SP, 85SP and Port Expansion Module. The ESTeem Models 84SP and 85SP are special purpose versions of the ESTeem Model 95 VHF radio modem, without radio transceiver circuitry. In place of the transceiver card is a universal interface card that allows the use of a customer's full- or half-duplex radio transceiver, turning it into a packet burst communications device. The Model 85SP is a lower cost version of the 84SP and contains only the necessary circuitry for interfacing to direct digital modulated radios. The major market for these products are civilian SCADA and public safety applications. The ESTeem Port Expansion Module (PEM) is designed to allow a single ESTeem product to have up to eight independent RS-232/422 communications ports. The PEM is designed with the proper input/output interfaces to be cascaded to additional PEM modules to increase the communications ports in multiple groups of eight. The major market for this product is main frame to remote terminal applications in the Domestic, Foreign, and Federal markets.

For operation in the United States, the ESTeem Radio Modems require Federal Communications Commission (FCC) Type Acceptance. The FCC Type Acceptance is granted for devices which demonstrate operation within performance criteria mandated, observed, and tested by the FCC. All of the Company's products requiring FCC Type Acceptance have been granted such acceptance. For operation in Canada, the ESTeem RF Modems require Industry Canada Type Acceptance. The Type Acceptance is granted for devices which demonstrate operation within performance criteria mandated, observed, and tested by Industry Canada. Of the Company's current production line, the ESTeem Models 96C, 192F, 192C, and 192V have applied for and have been granted type acceptance in Canada.

All ESTeem radio modem products require consumer licensing under FCC Rules and Regulations, which is applied for by the end user of the Company's products. The Company provides information to customers to assist in the application for FCC consumer licenses.

                               PRODUCT DEVELOPMENT

The markets in which the Company's products compete, specifically the communications industry, is a constantly changing technology environment. Standards and technologies are rapidly and unexpectedly changing. To remain competitive in this dynamic environment, the Company is required to continually update and enhance existing products and develop new products. During 1997, the Company completed development of the ESTeem 192V radio modem, an evolution of the ESTeem 192C and 192F radio modems developed during 1996. The ESTeem 192V is designed to be a higher data rate complement in the VHF radio frequency spectrum, comparable to the ESTeem 192C and 192F radio modems in the UHF radio frequency spectrum. Development has commenced on the ESTeem 192M product line, which will have features similar to previous ESTeem 192 models, but for operation in the mid range VHF spectrum not covered by the Company's existing products. The Company is also studying the feasibility of development of a radio modem product using spread spectrum technology as a complement to the Company's existing products. The goal of product improvement and development has been, and will continue to be, to penetrate both existing and new market applications to encourage sales growth for the Company's products and to maintain the Company's status as a leader in innovative wireless communications solutions.

                               MARKETING STRATEGY

The majority of the Company's products are sold and distributed directly from the Company's facility through direct sales to end users of the ESTeem products. The remainder of the Company's sales are through non-exclusive, non-stocking Resellers, and Original Equipment Manufacturers (OEM's).
Normally, seventy-one percent of the Company's products are distributed through direct sales and twenty-nine percent are through Reseller and OEM entities. Customers generally place orders on an "as needed basis". As of December
31, 1997, the Company had a backlog of $181,000, for orders placed late in December. Normally, the Company maintains minimal levels of sales backlog.

During 1997, the Company continued to advertise in trade publications specifically targeted at users of control, instrumentation, and automation systems worldwide. The Company's advertising is targeted toward customers using Programmable Logic Controllers (PLCs). There are approximately twenty-five major PLC manufacturers worldwide. The Company also attends tradeshows each year specifically targeted toward the customers and markets in which it sells products. During 1998, the Company intends to implement marketing plans specifically targeted at the high growth potential market segments of the recently deregulated power utility marketplace, and Mobile Data Computers for public safety networks. The Company maintains an Internet web site to provide easy access to product and technical information for both present and potential customers of the Company's products. The Company provides technical support and service for its products through phone support, field technicians, and Internet sources. The Company believes high quality customer and technical support is necessary and vital to its business and the markets in which it competes.

The Company is continuing its Government sales activities which are directed towards all branches of the United States Armed Services. Examples of projects the Company's products are included in are; flight-line maintenance for the United States Air Force, flight-line lighting for the United States Navy, command and inventory control for the United States Marine Corps, and the Automatic Identification Technology program for the United States Army. The Company's sales to Government entities is administered through the Company's General Services Administration (GSA) contract, and a separate project contract administered by Intermec Corporation. Both contracts are fixed price, indefinite quantity and delivery agreements.

Competition for the Company is variable according to the market of the communications industry in which its products are established or are entering. Due to the broad number of applications in which the Company's products perform, there is a resulting broad number of competition in the electronics and communications industry. All of the markets in which the Company's products are sold are highly competitive. Management believes the ESTeem products compete favorably in these markets because of performance, price, and adaptable to a wide range of applications. The Company's major limitation in competing with other manufacturers is its limited marketing budget.

             MARKET INFORMATION FOR THE COMPANY'S COMMON STOCK

There is no established market for trading the Common Stock of the Company.
The Common Stock is not regularly quoted in the automated quotation system of a registered securities system or association. The Common Stock of the Company is traded on the "over-the-counter" market and is listed on the electronic bulletin board under the symbol of "ELST". The following table illustrates the average high/low price of the Common Stock for the last two (2) fiscal years. The "over-the-counter" quotations do not reflect inter-dealer prices, retail mark-ups, commissions or actual transactions.

                                         						 Bid                           Ask

                                        High            Low             High          Low
Fiscal year ended December 31, 1997
    First Quarter						          					  1/4             1/4             5/16          1/4
    Second Quarter				                  1/4             7/32            5/16          1/4
    Third Quarter				             					 1/4             7/32            5/16          7/32
    Fourth Quarter						           					9/32            5/32            0.34          3/16

Fiscal year ended December 31, 1996
    First Quarter					 						           7/16            11/32           1/2           7/16
    Second Quarter					          					  15/32           1/4             9/16          15/32
    Third Quarter					          						  7/16            5/16            9/16          15/32
    Fourth Quarter					                	11/32           3/16            3/8  		       5/16

The above data was compiled from information obtained from the National Quotation Bureau, Inc. daily quotation service.

The approximate number of record holders of common stock of the Registrant as of January 29, 1998 was 649 persons/entities.

Electronic Systems Technology Inc. paid a one-time, non cumulative, cash distribution on July 11, 1997, equivalent to $0.01 per outstanding share. The Company has never paid a cash dividend, and any such dividend undertaken by the Company will be at the discretion of the Board of Directors.

                                       ITEM 6.
  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                     OPERATIONS

Management's discussion and analysis is intended to be read in conjunction the Company's audited financial statements the integral notes thereto. The following statements may be forward-looking in nature and actual results may differ materially.

RESULTS OF OPERATIONS

GENERAL: The Company specializes in the manufacturing and development of wireless modem products. The Company offers a product line which provide innovative communication solutions for applications not served by existing conventional communication systems. The Company offers its product lines in the growing markets for process automation in commercial, industrial, and government arenas domestically, as well as internationally. The Company markets its products through direct sales, sales representatives, Original Equipment Manufacturers (OEM's), and domestic, as well as foreign, resellers.

Operations of the Company are sustained solely from revenues received through sales of its products and services.

FISCAL YEAR 1997 vs. FISCAL YEAR 1996

GROSS REVENUES: Total revenues for the fiscal year 1997 were $1,476,487 reflecting a 2% increase from the $1,443,549 gross revenues for fiscal year 1996. The increase is attributable primarily to increased product sales in 1997, of $1,337,303 as compared to 1996 sales of $1,190,304, representing an increase of 12%. During 1997 the Company experienced increased commercial sales to both domestic and foreign customers, and a slight decrease in sales revenues to the U.S. Government. (See Note 6 to Financial Statements.) Management believes the increase in sales revenues to domestic and foreign customers is primarily a result of commercial market acceptance of the Company's ESTeem 192 modems which were available for volume sales from the end of the first quarter of 1997, and enhanced sales contributions from increased number of EST distributors.

In 1997, a majority of the Company's domestic sales were for Supervisory Control and Data Acquisition (SCADA) applications and Industrial Controls applications. An example of a SCADA system is a city's water treatment operation. An example of an Industrial Control system is a manufacturer's remote control crane operation. It is Management's opinion that these applications will continue to provide the largest portion of the Company's revenues in the foreseeable future.

In 1997, the Company had $340,423 in foreign export sales, amounting to 24% of gross product and service sales for the year. For year end 1996, foreign export sales were $222,239, or 17% of gross product sales for the year. It is Management's belief that foreign sales increased due to comparatively large orders to customers in Brazil, and orders placed with new EST distributors in the Philippines and Malaysia. Products purchased by foreign customers were used primarily for use in SCADA projects. Management believes the majority of the Company's foreign sales are the result of EST distributor efforts and the Company's Internet website presence. The geographic composition of the Company's foreign export sales for 1997 and 1996 are shown in Note 6 to the Financial Statements. (See Note 6 to Financial Statements.)

In 1997 products purchased by U.S. Government agencies or by U.S. Government contractors amounted to $250,840 or 18%, of gross product sales compared with 1996 levels of $262,326, or 22%, of gross product sales. Management believes the decrease in U.S. Government sales is the result of a general contraction of the military infrastructure in which the Company's products are used. Management believes this contraction will continue and may possibly increase in the foreseeable future. Products purchased by the U.S. Government continue to be utilized in three main categories: Inventory Control, PC/PC (Personal Computer) networking, and Command Control. Due to the uncertain nature of U.S. Government purchasing in general, and specifically the Automatic Identification Technologies (AIT), Core Automated Maintenance System (CAMS), and other programs the Company's products are involved in, Management does not base liquidity, profitability, or material purchase projections on anticipated U.S Government sales.

As of December 31, 1997, the Company had a backlog of $181,000, for orders placed late in December, 1997. The majority of these orders were shipped during January, 1998. The Company's customers generally place orders on an "as needed basis". Shipment for most of the Company's products is generally made within 5 working days after receipt of customer orders.

COST OF SALES: Cost of Sales, as a percentage of gross sales, for the years of 1997 and 1996 was 43% and 41%, respectively. Cost of Sales variations that occur are attributed to the type of product sold and the size of orders processed. Larger orders grant lower sales prices, reducing the profit margin.

INVENTORY: The Company's year-end inventory values for 1997 and 1996 were as follows:
                                      1997                1996
                                 -------------       ---------------

             Parts                 $218,263              $260,397
             Work in Progress        26,582                68,555
             Finished goods          74,282                72,353
                                 -------------       ---------------
             TOTAL                 $319,127              $401,305
                                 =============       ===============

The Company's objective is to maintain inventory levels as low as possible to provide maximum cash liquidity, while at the same time, meet production and delivery requirements. If the Company's sales are less than anticipated, inventory over-stocking can occur. Based on past experience with component availability, current distributor relationships, and current inventory levels, the Company foresees no anticipated shortages of materials used in production, however component availability cannot be assured.

For year end 1997, purchases and costs allocated to cost of goods sold were $492,985 as compared to $595,119 in 1996. This decrease is a result of lower purchasing by the Company in 1997 when compared with the purchasing undertaken to support the introduction of the ESTeem 192 products during 1996. Increased sales volume during 1997 also resulted in the Company reducing existing inventory stocks at year end 1997.

OPERATING EXPENSES: Operating expenses, prior to allocation of expenses to Cost of Sales and Engineering Services, decreased to $813,364 in 1997, from 1996 levels of $865,162. Material changes in expenses is comprised of the
following components:   Advertising expenses decreased to $51,935 in 1997 from
1996 levels of $54,969 due to reduced advertising by the Company in 1997 as contrasted with the marketing campaign in 1996 for the ESTeem 192 products. Supplies and materials expenses decreased to $22,079 in 1996, from $26,060 in 1996 due to decreased research and development projects requiring such material. Office and Administration expenses decreased from 1996 levels of $18,517 to $11,371 at year end 1997 due to an overall reduction in mailing and postage expenses from expenses incurred in 1996 related to mailings associated with tradeshows and the release of the ESTeem 192 products. Professional services decreased from 1996 levels of $77,795 to $56,215 at year end 1997 due to decreased subcontracted engineering services for research and development projects when compared with 1996. Repair and maintenance expenses decreased in 1997 to $10,759 as compared to $13,080 in 1996, due to an absence of abnormal equipment repairs, as contrasted with the Company's experience in 1996.

Salaries decreased to $408,840 in 1997, from 1996 levels of $413,920. The salaries decrease is primarily a result of decreased wage bonuses paid during 1997, which were based on the Company's reduced financial performance figures in 1996. Travel expenses for the Company decreased from 1996 levels of $54,837 to $36,804 in 1997 primarily due to reduced requests for engineering services from the Company's customers, resulting in reduced frequency and amount incurred travel expenses. The Company did not incur bad debt expenses during 1997 or 1996.

FISCAL YEAR 1996 vs. FISCAL YEAR 1995 RESULTS

Total revenues for the fiscal year 1996 were $1,443,549 reflecting a 17% decrease from the $1,731,949 total revenues for fiscal year 1995. The decrease is attributable primarily to decreased sales in 1996, of $1,190,304 as compared to 1995 sales of $1,535,071, representing a decrease of 22%. During 1996, the Company experienced decreases in sales revenues in all of the Company's major customer categories; domestic, foreign and U.S. Government. Management believes the reduction in sales revenues was a result of several factors, including increased competition from other types of wireless products, postponement of customer projects employing the Company's products, and customers' purchase decision uncertainty generated from delays in the releasing the Company's ESTeem 192 product line.

For year end 1996, purchases and costs allocated to cost of goods sold were $595,119 as compared to $475,691 in 1995. This increase is a primary result of increased specific and specialized inventory stocks for production of the Company's EST 192 product line. The additional inventory requirements was also reflected in the increase in inventory value at year end 1996 to $401,305 from 1995 year end levels of $297,037.

Operating expenses, prior to allocation of expenses to Cost of Sales and Engineering Services, during 1996 increased to $865,162 from 1995 levels of $839,793. Material changes in expenses were comprised of the following components: Advertising expenses increased to $54,969 in 1996 from 1995 levels of $50,619 due to expanded advertising exposure in preparation of the release of the ESTeem 192 product line, as well as increased fees charged by publishers for the Company's advertising. Sales commissions decreased from 1995 levels of $31,974 to $22,972 in 1996 due to decreased sales to the U.S. Government. Depreciation expense on the Company's assets increased from 1995 levels of $25,379 to $30,303 in 1996 due to increased depreciable assets acquired by the Company for manufacturing and research and development use. Supplies and materials expenses increased to $26,060 in 1996, from 1995 levels of $12,383 due to increased requirements primarily from research/development projects. Professional services increased from 1995 levels of $46,113 to $77,795 at year end 1996 due to increased amounts paid for engineering services to outside third parties for research and development in association with the ESTeem 192 product line. Repair and maintenance expenses increased in 1996 to $13,080 as compared to $6,992 in 1995, due to increased equipment calibration costs, and higher than normal necessary repairs on the Company's manufacturing and analysis equipment.

Salaries increased to $413,920 in 1996, increased from 1995 levels of $391,826. This increase was a result of increased wages and benefits costs, as well as higher accrued vacation benefits from a more tenured employee base accruing an increased amount of vacation benefits in 1996, as compared with figures for 1995. Trade show expenses increased from 1995 levels of $8,688 to $17,682 in 1996, due to increased trade show attendance on the part of the Company.

The Company did not incur bad debt expense during 1996 as compared with the $54,474 recognized for amounts owed to the Company by Diversified Engineering for 1995. Amounts expensed as bad debt in 1995 for amounts owed to the Company by Diversified Engineering were recovered by the Company from Diversified Engineering in the second quarter of 1996.

The Company's cash resources at December 31, 1996, including cash in the bank and cash equivalent liquid assets, were $1,413,182, reflecting an increase from cash resources of $1,162,726 for year end 1995. Cash flows from operating activities were provided by the Company's net income of $158,735, a decrease in accounts receivable of $119,609, and depreciation of $30,303. Cash flows were offset by increases in inventory of $104,268, decreasing federal income taxes payable of $58,665, and repurchase of the Company's common stock in the amount of $23,981 during 1996.

LIQUIDITY AND CAPITAL RESOURCES

The Company's revenues and expenses equated to a net income of $166,120 for 1997, reflecting a 5% increase from the $158,735 net income of 1996. At December 31, 1997, the Company's working capital was $1,988,266 compared with $1,861,527 at December 31, 1996. The increase is primarily attributable to the Company's 1997 after-tax profit of $166,120. The Company's operations rely solely on the income generated from sales. The Company's major capital resource requirement is for maintaining adequate inventory levels. Long lead times for some of the critical components, ranging from 12 to 20 weeks, force the Company to maintain high inventory levels. It is Management's opinion that the Company's working capital as of December 31, 1997 is adequate for expected resource requirements for the next twelve months.

The Company's current asset to current liability ratio at December 31, 1997 was 26.7:1 compared to 61.5:1 at December 31, 1996. The decreased ratio is attributable to the Company having increased trade accounts payable and federal income tax liabilities at year end 1997 when compared with year end 1996.

The Company's cash resources at December 31, 1997, including cash in the bank and cash equivalent liquid assets, were $1,466,760, reflecting an increase from cash resources of $1,413,182 for year end 1996. Cash flows from operating activities were provided by net income of $166,201, and depreciation of $30,303. Cash flows were also increased from decreased inventory levels, increased accounts payable and other accrued liabilities, and increased federal income tax liabilities at year end 1997 when compared with the same period of 1996. Cash flows were offset primarily by increases in accounts receivable of $230,668, additions to property plant and equipment of $24,497, cash distributions paid by the Company of $49,537.

The Company's trade accounts receivable, adjusted for allowance for uncollectible accounts, at December 31, 1997, were $268,980, compared to $38,311 at year end 1996. The increase is attributable to increased sales in the fourth quarter of 1997 and an abnormally low sales amount in the fourth quarter of 1996 with which to compare. No bad debt expense was recorded during 1997. The Company is experiencing delayed payment on the part of one of the Company's distributors due to unexpected delays in the end customers project, but the Company expects payment in full to be forthcoming from the distributor in the first quarter of 1998. Management believes that all of the Company's accounts receivable as of December 31, 1997, are collectible.

The Company believes it's level of risk associated with customer receipts on export sales is minimal. Foreign shipments are made only after payment has been received, irrevocable letter of credit terms have been pre-arranged, or on Net 30 terms to foreign offices of domestic companies with which the Company has an existing relationship. Foreign orders are generally filled as soon as they are received, therefore, foreign exchange rate fluctuations do not impact the Company. Due to the cash or letter of credit terms for the Company's foreign sales, the Company is not aware of any material negative impacts on the Company by the downturn experienced in the Asian economy during late 1997.

Inventory levels as of December 31, 1997, were $319,127, which is a decrease from December 31, 1996, levels of $401,305. This decrease is the result of increased sales activity during 1997 thereby reducing existing inventory stocks.

Outlays for capital expenditures during fiscal year 1997 amounted to $24,497. These expenditures were primarily for manufacturing and research/development equipment and computer upgrades. The Company intends on investing in additional capital equipment as it is deemed necessary to support development and/or manufacture of the ESTeem Modem.

As of December 31, 1997, the Company's current liabilities were $77,213, an increase of $46,438 from 1996 year end levels of $30,775. The increase is a result of increased carrying levels of trade accounts payable and increased federal income taxes payable based on increased Company profitability at year end 1997. All of the Company's accounts payable at year end were current.

The Company's subcontract, dated December 23, 1993, with UNISYS was an indefinite delivery, indefinite quantity, fixed price contract which expired in September 1997. The Company had not received any sales revenues pursuant to the contract prior to expiration for year to date 1997. It is Management's opinion that the UNISYS contract has not been renewed by UNISYS due to a perceived shift in corporate focus on the part of UNISYS.

The Company's AIT subcontract administered by INTERMEC, dated July 26, 1994, is a five year indefinite delivery, indefinite quantity, fixed price contract through September 1999. Based on the terms of the AIT contract, and contracts of this type in general, Management does not base liquidity, profitability, or material purchase projections on anticipated sales. The Company's economic position allows it to respond to AIT orders on an as needed basis. It is Management's opinion that sales under the AIT contract are impossible to predict due to the uncertain nature of U.S. Government purchasing.

The Company has a General Services Administration (GSA) contract to sell goods to the U.S. Government. This contract is a fixed price, indefinite quantity and delivery agreement. The current contract runs through March 31, 1997. A renewal GSA contract is being negotiated. If awarded the new GSA contract period would extend through March 31, 1998. Management expects its GSA contract to be renewed. Based on previous years activity, the Company expects the majority of U.S. Government purchases to be placed under the Company's GSA contract. Projections regarding liquidity, profitability, and material purchases are based on past history of annual purchases. Historically, Federal Government sales have averaged approximately 18% of annual sales. Due to the uncertain nature of Federal Government purchasing, procurement of material and production planning is adjusted quarterly based on demand. It is Management's opinion that the majority of Federal Government purchases in 1998 will be under this GSA contract.

With the possible exception of orders from the Company's AIT or GSA contracts, and the impact of planned research and development expenditures, Management is unaware of any known trend which would reasonably be likely to have a material effect on the Company's liquidity, results of operations, or financial condition.

The Company's operations were not adversely effected by inflation during 1997. No adverse affect is anticipated during 1998.

FORWARD LOOKING STATEMENTS: The above discussion may contain forward-looking statements that involve a number of risks and uncertainties. In addition to the factors discussed above, among other factors that could cause actual results to differ materially are the following: competitive factors such as rival wireless architectures and price pressures; availability of third party component products at reasonable prices; inventory risks due to shifts in market demand and/or price erosion of purchased components; change in product mix, and risk factors that are listed in the Company's reports and registrations statements filed with the Securities and Exchange Commission.

                           INDEX TO FINANCIAL STATEMENTS



                                                                   	PAGE

  ACCOUNTANTS' REPORT ON THE FINANCIAL STATEMENTS                   	13

  BALANCE SHEETS	                                                  14-15

  STATEMENT OF OPERATIONS	                                         16-17

  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY	                      18

  STATEMENT OF CASH FLOWS                                         	19-20

  NOTES TO FINANCIAL STATEMENTS                                   	21-32

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Electronic Systems Technology, Inc.
415 N. Quay, Suite 4
Kennewick, WA  99336


We have audited the accompanying balance sheets of ELECTRONIC SYSTEMS TECHNOLOGY, INC. as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ELECTRONIC SYSTEMS TECHNOLOGY, INC. as of December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                               	ROBERT MOE & ASSOCIATES, PS

Spokane, Washington
February 6, 1998

                       ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                                  BALANCE SHEETS

                            December 31, 1997 and 1996

                                     ASSETS
                                              1997                  1996
                                         --------------       ---------------
CURRENT ASSETS
 Cash                                    $        6,237       $         5,717
 Money market investment                        405,815               482,892
 Certificate of Deposit                         439,708               724,573
 Commercial paper                               615,000               200,000
 Accounts receivable, net of allowance
   for uncollectibles of $1,284-1997
   and $1,284-1996                              268,980                38,311
 Inventory                                      319,127               401,305
 Accrued interest                                 7,439                 2,707
 Prepaid insurance                                3,098                 3,101
 Prepaid expenses                                    75                 6,930
 Prepaid Federal income taxes                         -                26,355
 Deferred tax asset                                   -                   411
                                         --------------       ---------------
            Total current assets              2,065,479             1,892,302
                                         --------------       ---------------
PROPERTY & EQUIPMENT
 Leasehold improvements                          13,544                13,544
 Laboratory equipment                           298,027               276,421
 Furniture & fixtures                            15,017                15,017
 Dies & molds                                    20,827                21,612
                                         --------------       ---------------
                                                347,415               326,594
 Less accumulated depreciation                  214,491               185,384
                                         --------------       ---------------
                                                132,924               141,210
                                         --------------       ---------------
OTHER ASSETS
 Patent costs, net of amortization
    of $1,453-1997 and $1,344-1996                  933                 1,042
 Deposits                                           340                   340
 Capitalized software cost of
    $64,852-1997 net of amortization
    of $58,717; $64,062-1996 net of
    amortization of $56,247                       6,135                 7,815
                                         --------------       ---------------
                                                  7,408                 9,197
                                         --------------       ---------------
TOTAL ASSETS                             $    2,205,811       $     2,042,709
                                         ==============       ===============

                          ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                                     BALANCE SHEETS
                               December 31, 1997 and 1996

                         LIABILITIES AND STOCKHOLDERS' EQUITY

                                                      1997                  1996
                                                ----------------      -----------------
CURRENT LIABILITIES
  Accounts payable                              $         29,931      $          15,035
  Accrued payroll                                          3,704                  1,288
  Accrued payroll taxes                                      930                  1,816
  Accrued excise taxes payable                               959                    418
  Accrued vacation pay                                    16,896                 12,218
  Federal income taxes payable                            24,793                      -
                                                ----------------      -----------------
     Total current liabilities                            77,213                 30,775
                                                ----------------      -----------------
STOCKHOLDERS' EQUITY
  Common stock, $.001 par value,
    50,000,000 shares authorized,
    4,953,667-1997 and 4,953,667-1996
    shares issued and outstanding                          4,954                  4,954
  Additional paid-in capital                             894,129                894,129
  Retained earnings                                    1,229,515              1,112,851
                                                ----------------      -----------------
                                                       2,128,598              2,011,934
                                                ----------------      -----------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $      2,205,811      $       2,042,709
                                                ================      =================






















       The accompanying notes are an integral part of this statement

                            ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                                   STATEMENT OF OPERATIONS
                  for the years ended December 31, 1997, 1996 and 1995

                                         1997             1996           1995
                                     -----------      -----------    -----------
SALES                                $ 1,337,303      $ 1,190,304    $ 1,535,071
COST OF SALES
  Beginning inventory                    401,305          297,037        423,932
  Purchases and allocated costs          492,985          595,119        475,691
                                     -----------      -----------    -----------
                                         894,290          892,156        899,623
  Ending inventory                       319,127          401,305        297,037
                                     -----------      -----------    -----------
                                         575,163          490,851        602,586
GROSS PROFIT                             762,140          699,453        932,485
                                     -----------      -----------    -----------
OPERATING EXPENSES
  Advertising                             51,935           54,969         50,619
  Amortization                             2,579            1,837          1,837
  Bad Debts                                                               54,474
  Commissions-sales                       21,036           22,972         31,974
  Dues & Subscriptions                     4,180            5,407          7,700
  Depreciation                            32,599           30,303         25,379
  Insurance                                7,568            6,528          6,911
  Materials & supplies                    22,079           26,060         12,383
  Office & administration                 11,371           18,517         16,628
  Printing                                 8,443           10,203         13,104
  Professional services                   56,215           77,795         46,113
  Rent & utilities                        32,932           26,001         25,895
  Repair & maintenance                    10,759           13,080          6,992
  Salaries                               408,840          413,920        391,826
  Taxes                                   74,806           73,412         74,333
  Telephone                               11,463           11,639         11,159
  Trade shows                             19,755           17,682          8,688
  Travel expenses                         36,804           54,837         53,778
                                     -----------     ------------   ------------
                                         813,364          865,162        839,793
 Expenses allocated to cost of sales    (227,389)        (257,035)      (280,650)
                                     -----------     ------------   ------------
                                         585,975          608,127        559,143
                                     -----------     ------------   ------------
OPERATING INCOME                         176,165           91,326        373,342
                                     -----------     ------------   ------------





          The accompanying notes are an integral part of this statement

                         ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                               STATEMENT OF OPERATIONS
                for the years ended December 31, 1997, 1996 and 1995

                                              1997               1996         1995
                                         ------------        -----------   ---------
OTHER INCOME
  Interest income                              63,347             62,206      58,359
  Site support reimbursement
    net of allocated costs                      6,799             16,192      24,259
  Loss on disposition of assets                  (184)              (238)     (1,870)
  Realized loss on marketable
    securities due to impairment                    -                  -     (49,953)
  Realized loss on marketable securities            -             (3,522)          -
  Uncollectible accounts recovered                  -             57,204           -
  Recovery from marketable securities
    litigation                                  1,633             11,288           -
                                          -----------         ----------   ---------
                                               71,595            143,130      30,795
                                          -----------         ----------   ---------
INCOME BEFORE PROVISION FOR FEDERAL
  INCOME TAXES                                247,760            234,456     404,137

PROVISION FOR FEDERAL INCOME TAXES             81,559             75,721     136,428
                                          -----------         ----------   ---------
NET INCOME                                $   166,201         $  158,735   $ 267,709
                                          ===========         ==========   =========

BASIC EARNINGS PER SHARE                  $      0.03         $     0.03   $    0.05
                                          ===========         ==========   =========
DILUTED EARNINGS PER SHARE                $      0.03         $     0.03   $    0.05
                                          ===========         ==========   =========























      The accompanying notes are an integral part of this statement

                                  ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                            STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                          for December 31, 1994 through December 31, 1997

                                                                Additional           Loss on
                                     Common Stock                Paid-In           Marketable         Retained
                                 Shares        Amount            Capital            Securities        Earnings        TOTAL
                             -----------   ------------      -------------      ---------------     -----------    ------------
BALANCE AT
 December 31, 1994            5,006,667     $      5,007      $     918,057      $     (53,913)      $   686,407    $ 1,555,558

Unrealized holding loss
 reclassified to realized
 loss due to impairment               -                -                  -             53,913                 -         53,913

NET INCOME
   December 31, 1995                  -                -                  -                  -           267,709        267,709
                              -----------    ------------      -------------     ---------------     -----------    -----------
                              5,006,667            5,007            918,057                  -           954,116      1,877,180

REPURCHASE OF COMMON STOCK:
   May 17, 1996                  (7,000)              (7)            (3,143)                                             (3,150)
   June 26, 1996                (13,000)             (13)            (6,658)                                             (6,671)
   July 8, 1996                  (3,000)             ( 3)            (1,527)                                             (1,530)
   September 3, 1996            (30,000)             (30)           (12,600)                                            (12,630)

NET INCOME
   December 31, 1996                  -                -                  -                  -           158,735        158,735
                              -----------     -----------       ------------     ---------------     -----------    -----------
                              4,953,667            4,954            894,129                  -         1,112,851      2,011,934

CASH DISTRIBUTIONS DECLARED:
   $0.01 per share                    -                -                  -                  -           (49,537)       (49,537)

NET INCOME
   December 31, 1997                  -                -                  -                  -           166,201        166,201
                              -----------     -----------       ------------     ---------------      ----------    -----------
BALANCE AT
   December 31, 1997          4,953,667       $    4,954        $   894,129       $          -        $1,229,515    $ 2,128,598
                              ===========     ===========       ============     ===============      ==========    ===========

  The accompanying notes are an integral part of the financial statements

                            ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                                  STATEMENT OF CASH FLOWS
                   for the years ended December 31, 1997, 1996 and 1995

                                                          1997              1996               1995
                                                   ----------------    -------------       --------------
CASH FLOWS PROVIDED (USED) IN
  OPERATING ACTIVITIES:
   Net income                                      $        166,201    $     158,735       $      267,709
   Noncash expenses included in income:
     Depreciation                                            32,599           30,303               25,379
     Amortization                                             2,579            1,836                1,837
     Deferred income taxes                                      411            4,876              (17,035)
     Loss on disposition of assets                              184              238                1,870
     Realized loss/impaired securities                            -            3,522               49,953
   Decrease (increase) in Current Assets:
     Accounts receivable, net                              (230,668)         119,609                6,391
     Inventory                                               82,178         (104,268)             126,895
     Other current assets                                    28,481          (31,214)              13,587
   Increase (decrease) in Current Liabilities:
     Accounts payable, accrued expenses
        and other current liabilities                        21,644          (44,152)              41,730
     Federal Income Taxes Payable                            24,793          (58,665)              59,863
                                                    ---------------     -------------      --------------
   Net Cash Provided By Operating Activities                128,402           80,820              578,179
                                                    ---------------     -------------      --------------
CASH FLOWS PROVIDED (USED) IN
  INVESTING ACTIVITIES:
     Deposit                                                      -                -                  497
     Capitalized software                                      (790)          (2,919)                   -
     Additions to property & equipment                      (24,497)         (26,508)             (68,373)
     Certificates of deposit-over 3 months                        -          102,000             (102,000)
     Institutional Governmental Income Fund                       -                -              (17,344)
     Proceeds from sale of marketable securities                  -          117,595                    -
                                                    ---------------     -------------      --------------
   Net Cash Used In Investing Activities                    (25,287)         190,168             (187,220)
                                                    ---------------     -------------      ---------------
CASH FLOWS PROVIDED (USED) IN
  FINANCING ACTIVITIES:
     Repurchase common stock                                      -          (23,981)                   -
     Distributions paid                                     (49,537)               -                    -
     Proceeds from note receivable                                -            3,449                1,800
                                                    ---------------     -------------      ---------------
   Net Cash Provided By Financing Activities                (49,537)         (20,532)               1,800
                                                    ---------------     -------------      ---------------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                           53,578          250,456              392,759

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD                                     1,413,182        1,162,726              769,967
                                                    ---------------     -------------      ---------------
CASH AND CASH EQUIVALENTS AT
  ENDING OF PERIOD                                  $     1,466,760     $  1,413,182       $    1,162,726
                                                    ===============     =============      ===============

                            ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                                    STATEMENT OF CASH FLOWS
                  for the years ended December 31, 1997, 1996 and 1995

                                                          1997              1996                 1995
                                                   ----------------     -------------      ---------------
SUPPLEMENTAL DISCLOSURES OF CASH
  FLOWS INFORMATION:
     Cash paid during the year for:
        Interest                                                 -                  -                   -
        Income taxes                               $        30,000      $     155,865      $       77,129
                                                   ================     =============      ===============
     Cash and Cash equivalents:
        Cash                                       $         6,237      $       5,717      $       15,765
        Money Market                                       405,815            482,892             444,335
        Certificates of deposit (maturity =
             3 months or less)                             439,708            724,573             402,626
        Commercial paper (maturity =
             3 months or less)                             615,000            200,000             300,000
                                                   ----------------     -------------      ---------------
                                                   $     1,466,760      $   1,413,182      $    1,162,726
                                                   ================     =============      ===============






















     The accompanying notes are an integral part of these financial statements

                         ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                            NOTES TO FINANCIAL STATEMENTS

1 -	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ORGANIZATION: The Company was incorporated under the laws of the State of Washington on February 10, 1984, primarily to develop, produce, sell and distribute wireless modems that will allow communication between peripherals via radio frequency waves.

ACCOUNTING ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION: The Company recognizes revenue from product sales upon shipment to the customer. Revenues from site support are recognized as the Company performs the services in accordance with agreement terms.

ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS: The Company uses the reserve method for recording allowance for uncollectible accounts. The amount included in Allowance for Uncollectible Accounts consists of $1,284 as of December 31, 1997, and $1,284 as of December 31, 1996.

INVENTORY: Inventories are stated at lower of cost or market with cost determined using the FIFO (first in, first out) method. Inventories consisted of the following:

                                     1997           1996          1995
                                  ----------     ----------    ----------
                Parts               $218,263      $260,397      $198,487
                Work in progress      26,582        68,555
                Finished goods        74,282        72,353        98,550
                                  ----------     ----------     ---------
                                    $319,127      $401,305      $297,037
                                  ==========     ==========     =========

PROPERTY AND EQUIPMENT: Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The useful life of property and equipment for purposes of computing depreciation is five to seven years. The useful life for leasehold improvements is thirty-one and a half years. The Company periodically reviews its long-lived assets for impairment and, upon indication that the carrying value of such assets may not be recoverable, recognizes an impairment loss by a charge against current operations.

PATENT COSTS: Expenses incurred in connection with the patent have been capitalized and are being amortized over 17 years.

RESEARCH AND DEVELOPMENT: Research and development costs are expensed as incurred. Research and development expenditures for new product development and improvements of existing products by the Company for 1997, 1996, and 1995 were $128,110, $135,468, and $85,265, respectively.

                      ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                         NOTES TO FINANCIAL STATEMENTS

1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

EARNINGS (LOSS) PER COMMON SHARE: Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The primary weighted average number of common shares outstanding was 5,521,283, 5,478,558, and 5,433,174, for the years ended December 31, 1997, 1996, and 1995 respectively.

                                            For the Year Ended 1997
                                  -----------------------------------------
                                  Income           Shares         Per-Share
                                (Numerator)    (Denominator)        Amount
                                -----------    -------------      ----------
   BASIC EPS
   Income available to common
    stockholders                 $166,201         5,521,283            $0.03
                                ===========    =============      ==========
   DILUTED EPS
   Income available to common
    stockholders + assumed
    conversions                  $166,201         5,543,667            $0.03
                                ===========    =============       =========

CAPITALIZED SOFTWARE COSTS: In August, 1985, the Statements of Financial Accounting Standards No. 86 was issued by the Financial Accounting Standards Board (FASB), directing that the costs of creating a computer software product to be sold, leased, or otherwise marketed, and which are incurred after the product's technological feasibility has been established, be capitalized. During 1986 the Company adopted this statement as permitted by the FASB No. 86 and, accordingly, capitalized all such costs subsequent to 1985. Costs incurred prior to 1986 are not permitted to be capitalized by FASB No. 86 and the Company has not capitalized such costs. All costs capitalized under FASB No. 86 are required to be amortized over their estimated revenue-producing lives, not to exceed five years, beginning on the date the product is available for distribution to customers.

Amortization of capitalized software costs charged to expenses for periods presented is as follows:

                  1986                    $3,234
                  1987                     4,865
                  1988                     9,080
                  1989                    10,501
                  1990                     9,527
                  1991                     7,358
                  1992                     6,219
                  1993                     1,719
                  1994                       288
                  1995                     1,728
                  1996                     1,728
                  1997                     2,470

                        ELECTRONIC SYSTEMS TEHCNOLOGY, INC.

                          NOTES TO FINANCIAL STATEMENTS

1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

CASH AND CASH EQUIVALENTS: Cash and cash equivalents generally consist of cash, certificates of deposit, time deposits, commercial paper and other money market instruments. The Company invests its excess cash in deposits with major banks, and commercial paper of investment grade companies and, therefore bears minimal risk. These securities have original maturity dates not exceeding three months. Such investments are stated at cost, which approximates fair value, and are considered cash equivalents for purposes of reporting cash flows.

ADVERTISING COSTS: Costs incurred for producing and communicating advertising are expensed when incurred.

2 -	FEDERAL INCOME TAXES

Effective as of January 1, 1992, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109 Accounting for Income Taxes which establishes generally accepted accounting principles for the financial accounting measurement and disclosure principles for income taxes that are payable or refundable for the current year and for the future tax consequences of events that have been recognized in the financial statements of the Company and past and current tax returns. The change had no effect on prior years results.

	The provision for Federal Income Taxes consisted of:

                                      1997            1996            1995
                                 -------------   ------------     -----------
     Currently payable            $    81,148    $     70,845     $   152,265
     Deferred                             411           4,876         (15,837)
                                 -------------   ------------     -----------
     Provision for Federal
       Income Taxes               $    81,559    $     75,721     $   136,428
                                 =============   ============     ===========
 The components of the net deferred tax (asset) liability at December 31, were as follows:

                                      1997            1996            1995
                                 -------------   ------------     -----------
     Depreciation                 $    19,969    $     18,523     $    16,116
     Accrued vacation payable          (5,744)         (4,154)         (3,982)
     Allowance for uncollectible
       accounts receivable               (437)           (437)           (437)
     Realized loss due to impairment
       of marketable securities             -               -         (16,984)
     Unused capital loss carryforward (13,788)        (14,343)              -
                                 -------------   -------------    -----------
                                  $         -    $       (411)    $    (5,287)
                                 =============   =============    ===========

                       ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                          NOTES TO FINANCIAL STATEMENTS

2 - FEDERAL INCOME TAXES (continued)

The differences between the provision for income taxes and income taxes computed using the U.S. federal income tax rate were as follows:

                                      1997             1996           1995
                                 -------------   -------------    -----------
     Amount computed using the
     statutory rates             $      81,148   $      70,845    $   152,265
     Increase (reduction):
     Deferred tax (asset)
        liability                          411           4,876        (15,837)
                                 -------------   -------------    -----------
     Provision for Federal
       Income Taxes              $      81,559   $      75,721    $   136,428
                                 =============   =============    ===========

3 -	PUBLIC OFFERING OF COMMON STOCK

The Company sold 3,000,000 shares of its unissued common stock to the public on November 12, 1984. An offering price of $.30 per share was arbitrarily determined by the underwriter.

4 -	COMPENSATED ABSENCES

FASB Statement No. 43 requires employers to accrue a liability for employees' compensation for certain future absences. Liabilities for vacation pay in the amounts of $16,896 and $12,218 have been accrued as of December 31, 1997, and 1996, respectively.

5 -	LEASES

The Company has no obligation under capital lease arrangements.

The Company rents its facility under a three (3) year operating lease commencing on the 1st day of December, 1996. The Company leases the facility from the Port of Kennewick, who with the assistance of federal economic development funds (EDA), has constructed a building for the purpose of leasing space to new or expanding high tech and electronic industries. The Company will pay as rental for 6,275 square feet of building space the sum of $24,096.00 per year, payable monthly in advance at the rate of $2,008.00 per month. A leasehold tax of $257.83 per month is due in addition to the $2,008.00 monthly rent. For the second and any following years of the renewed term, the parties agree that any rental amount be increased by the Consumer Price Index- Pacific Cities and US City Average-All Items Indexes using the US City Average for the 12 month period preceding. The rental expense for 1997, 1996 and 1995 were as follows: 1997 = $27,670;
1996 = $21,428; 1995  = $21,428.

                       ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                         NOTES TO FINANCIAL STATEMENTS

5 - LEASES (continued)

The following is a schedule of estimated future minimum rental payments required under the above operating leases over the next five succeeding fiscal years:

             		Year ending December 31,      Amount
               ------------------------      ------
                     			1998	              		27,652
                     			1999	              		25,348
                     			2000		              	   -0-
                     			2001	              		   -0-
                     			2002		              	   -0-

6 -	FOREIGN SALES

The Company's revenues fall into three major customer categories, Domestic, Export, and US Government Sales. A percentage breakdown of E.S.T.'s major customer categories for the years of 1997 and 1996 are as follows:

                                  				  1997	     	  1996
                                        ----         ----
               Domestic Sales	      		   58%	     	   61%
               Export Sales		        	   24%		        17%
               US Government Sales		     18%		        22%

The geographic distribution of foreign sales for 1997 and 1996 is as follows:

                                        1997         1996
                                        ----         ----
               Brazil                    21           15
               Malaysia                  14            -
               Philippines               12           14
               Croatia                   12           14
               Chile                     10            -
               Mexico                     6           25
               South Korea                6            4
               Canada                     5            3
               Ecuador                    5            2
               Israel                     3            3
               Ghana                      2            -
               Cyprus                     2            -
               Slovenia                   1            -
               Thailand         less than 1            -
               Venezuela        less than 1           16
               Costa Rica                 -            2
               Peru                       -            2

7 -	PROFIT SHARING SALARY DEFERRAL 401-K PLAN

The Company sponsors a Profit Sharing Plan and Salary Deferral 401-K plan and trust. All employees over the age of 21 are eligible. The Company is not making contributions under the current plan agreement.

                         ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                            NOTES TO FINANCIAL STATEMENTS
8 -	STOCK OPTIONS

On February 3, 1995, stock options to purchase shares of the Company's common stock were granted to individual employees and directors with no less than three years continuous tenure. The options have an exercise price of $0.31 per share. Options may be exercised any time during the period from February 3, 1995, through February 2, 1998. Following is a summary of transactions:

                                  						Shares under Option
                                        -------------------
    		Outstanding, beginning of year	        	 175,000
    		Granted during year                        				0
    		Canceled during year	                       			0
    		Exercised during year	           		            0
                                               -------
   	 	Outstanding, end of year		               175,000
                                               =======
On February 9, 1996, stock options to purchase shares of the Company's common stock were granted to individual employees and directors with no less than three years continuous tenure.  The options have an exercise price of $.42 per share.  Options may be exercised any time during the period from February 9,
1996, through February 9, 1999.  Following is a summary of transactions:

                                    						Shares under Option
                                          -------------------
   		 Outstanding, beginning of year	        	 200,000
    		Granted during year	                        			0
    		Canceled during year                       				0
    		Exercised during the year	        	            0
                                               -------
    		Outstanding, end of year	              	 200,000
                                               =======
On February 7, 1997, stock options  to purchase shares of the Company's common stock were granted to individual employees and directors with no less than three years continuous tenure.  The options have an exercise price of $0.28 per share.  Options may be exercised any time during the period from February 7,
1997, through February 7, 2000.  Following is a summary of transactions:

                                   						Shares under Option
                                         -------------------
     	Outstanding, beginning of year              			0
    		Granted during year	                  		 215,000
    		Canceled during year	                       			0
    		Exercised during the year	        	            0
                                               -------
    		Outstanding, end of year	              	 215,000
                                               =======

                                      	       1997	                 1996
                                         -------------         -------------
		Option price range at end of year		    $.28 to $.42          	$.31 to $.42
		Option range for exercised shares	    	None Exercised
		Weighted average fair value of
		options granted during the year		   	      $.28	                  $.42

                            ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                               NOTE TO FINANCIAL STATEMENTS

8 - STOCK OPTIONS (continued)

The following table summarizes information about fixed-price stock options outstanding at December 31, 1997:

                                           			Weighted
                           	Number	  	      		Average	            	Weighted
        	Range of       	Exerciseable &	   			Remaining           	Average
       		Exercise        	Outstanding		      	Contractual         	Exercise
        		Prices        		at 12/31/97			     	Life	              		Price
         ---------      ----------------     -------------        -----------
        	$.31         		175,000	          			1 years		           	$.31
        	$.42         		200,000	          			2 years		           	$.42
        	$.28	         	215,000          				3 years		           	$.28

After termination of employment, stock options may be exercised within 90 days. During the 12 months ended December 31, 1997, 150,000 shares under option expired and no shares under option were exercised. At December 31, 1997, there are 590,000 shares reserved for future exercises.

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1997 consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                  						     1997	             1996
                                          ------------      --------------
	     	Net earnings-as reported            	$166,201         	$158,735
     		Net earnings-pro forma	            	  141,925	          124,850
     		Earnings per share-as reported	           .03 		            .03
     		Earnings per share-pro forma	             .03               .02

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997; dividend yield equaled 0; expected volatility of 52.37%, risk-free interest rate of 5%; and expected lives of 3 years.

                         ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                           NOTES TO FINANCIAL STATEMENTS

9 -	EMPLOYEE PROFIT SHARING BONUS PROGRAM (NON-QUALIFIED)

On December 11, 1992, the Board of Directors revised the Employee Profit Sharing bonus Program as follows. The Company makes contributions to the Program in accordance with the following formula: After the Company's "net profit before tax" reaches $100,000, the Company sets aside $10,000 for the Program. Thereafter, the Company adds 8% of the "net profit before tax" to the Program.

                  				NET PROFIT	             	COMPENSATION TO FUND
                      ----------               --------------------
                  				$ 100,000	              	$10,000 + 8% Of amount over
                                        							$100,000 NET PROFIT

10 -	CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable. As of December 31, 1997, the Company had cash and cash equivalents with Seattle First National Bank with a combined balance of $385,032 which is $285,032 in excess of the FDIC insured amount.
At December 31, 1997, the Company held commercial paper in the amount of $615,000 which was not FDIC insured. At December 31, 1997, the Company had cash deposits with Pioneer Bank with a balance of $112,189 which is $12,189 in excess of the FDIC insured amount. At December 31, 1997, the Company had cash deposits with First Savings Bank of Washington with a balance of $110,400 which is $10,400 in excess of the FDIC insured amount. Additionally, at December 31, 1997, the Company had cash deposits with Pacific One Bank with a combined balance of $117,120 which is $17,120 in excess of the FDIC insured amount. At December 31, 1997, the Company had cash deposits with Piper Jaffray with a balance of $127,289, which is not FDIC insured.

Concentrations of credit risk with respect to trade accounts receivable are generally diversified due to the geographic dispersion of the Company's customer base.

11 -	RELATED PARTY TRANSACTIONS

For the years ended December 31, 1997, 1996, and 1995 services in the amount of $82,490, $52,199, and $51,974 respectively, were contracted with a manufacturing process company of which the owner/president is a member of the Board of Directors of Electronic Systems Technology, Inc.

The Company purchases certain key components necessary for the production of its products from sole suppliers. The components provided by the suppliers could be replaced or substituted by other products, if it became necessary to do so. It is possible that if this action became necessary, a material interruption of production and/or material cost expenditures could take place.

12 -	MARKETABLE SECURITIES

The Company has adopted SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 115 establishes generally accepted accounting principles for the financial accounting, measurement and disclosure principals for (1) investments in equity securities that have readily

                      ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                         NOTES TO FINANCIAL STATEMENTS

12 - MARKETABLE SECURITIES (continued)

determinable fair market value and (2) all investments in debt securities. The change had no effect on prior year's results.

All of the marketable securities held by the Company consisted of securities "available-for-sale", as defined by SFAS No. 115. The securities held determined in computing realized gain or loss is the specific identification method. During 1995, a total loss of $49,953 was recognized by the Company due to impairment of the value of the marketable securities held by the Company. As of March 31, 1996, the Company had liquidated its marketable securities investment.

The following information is as of December 31, 1997, and 1996:

                                          	      1997	            1996
                                              -----------     ------------
		Aggregate fair value of marketable
          securities	                      			$        --  	  $        --
		Gross unrealized holding gains		                     --	             --
		Gross unrealized holding losses		                    --	             --
		Gross unrealized loss due to impairment
       		 in marketable securities		                   --	             --
		Amortized cost basis		                    	          --	             --

Changes in marketable securities for the period ended December 31, 1997, and 1996 are as follows:

		Cost	                                   				$        --    	$   171,070
		Dividends and capital gains
		 reinvested				                                      --	             --
		Sale of securities		                                 --        (117,595)
		Realized loss due to impairment
		 in marketable securities		                          --	        (49,953)
		Realized loss on sale of securities	                 --	         (3,522)
		Fair market value	                        		$         0	    $         0

The Company was included in the class action suit settlement against the manager of the Company's marketable securities investments, Piper Jaffray. The Company received settlement payments of $11,288 during 1996 and $1,633 during 1997, and expects to receive periodic settlement payments of similar amounts in 1998.

13 -	CHANGE IN ACCOUNTING PRINCIPLE

Effective January 1, 1995, the Company changed its method of accounting for Debt and Equity Securities to conform with requirements of the Financial Accounting Standards Board. This change was adopted by the Company as of January 1, 1995, but was not reported on subsequent filing with the Commission until the Form 10-Q for the quarter ending March 31, 1996. The effect of this change was to increase net income for 1995 by $3,287, which resulted in an amount of $0.0006 per share. The cumulative effect of the change of $3,287 is shown as a one-time credit to income for 1995.

                        ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                           NOTES TO FINANCIAL STATEMENTS

14 -	STOCK REPURCHASE PLAN

On March 26, 1996, the Company's Board of Directors authorized the establishment of a plan for the repurchase of the Company's common stock. Pursuant to the Plan, the Company could repurchase shares of its common stock in open market transactions through broker and dealers, up to the amount allocated by the Plan of $100,000. Repurchase transactions could continue through June 30, 1996. On June 6, 1996, the Company's
Board of Directors authorized the establishment of a plan for the repurchase of the Company's common stock with terms and conditions identical to the Plan expiring June 30, 1996. The plan approved June 6, 1996, would be in effect from July 1, 1996, through September 30, 1996. At the conclusion of the established repurchase Plan on September 30, 1996, $23,981 of the funds allocated by the Plan had been expended by the Company to repurchase a total 53,000 shares. The transactions for shares repurchased under the Plan were completed by September 30, 1996. The subject shares were canceled from the Company's outstanding shares and were therefore removed from the Company's outstanding common shares.

NOTE - CASH DISTRIBUTION

On June 5, 1997, the Company declared a one-time, non-cumulative, cash distribution to shareholders of record as of June 20, 1997 of $0.01 per share of common stock, with a payable date of July 11, 1997. The payment of the cash distribution was completed by July 11, 1997, for a total dollar value of $49,537.

                               ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                                     SELECTED FINANCIAL DATA

For the five years
ended December 31,           1997             1996             1995            1994            1993
                         -----------        ---------        ---------       --------        --------
Sales                    $1,337,303         $1,190,304       $1,535,071      $1,197,720      $1,444,039

Gross profit                762,140            699,453          932,485         732,340         846,292

Income (Loss)
   before provision
   for income taxes         247,760            234,456          404,137         290,839         438,192

Provision for
   income taxes              81,559             75,721          136,428         104,899         144,970

Net income                  166,201            158,735          267,709         185,940         293,222

Net income per share           0.03               0.03             0.05            0.04            0.06

Weighted average
   number of shares
   outstanding            5,521,283          5,478,558        5,433,174       5,360,982       5,345,844

Total Assets              2,205,811          2,042,709        2,010,772       1,597,612       1,540,141

Long-term debt and
   capital lease
   obligations                    -                  -                -               -               -

Stockholders' equity      2,128,598          2,011,934        1,877,180       1,555,558       1,403,744

Stockholders' equity
     per share                 0.43               0.41             0.37            0.31            0.28

Working capital           1,988,266          1,861,527        1,723,823       1,449,848       1,297,738

Current Ratio                26.7:1             61.5:1           13.9:1          44.9:1          10.5:1

Equity to total assets          96%                98%              93%             97%             91%

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Electronic Systems Technology, Inc.
415 N. Quay, Suite 4
Kennewick, WA  99336

We hereby consent to the use of our opinion dated February 6, 1998, on the financial statements of ELECTRONIC SYSTEMS TECHNOLOGY, INC. for the year ended December 31, 1997, in your annual report.




               								ROBERT MOE & ASSOCIATES, PS



Spokane, Washington
February 26, 1998

CORPORATE DIRECTORY

DIRECTORS

Tommy  L. Kirchner
President
Chief Executive Officer
Electronic Systems Technology Inc.

Robert Southworth
Patent Attorney
U.S. Department of Energy

Melvin H. Brown
President
Chief Executive Officer
Manufacturing Services, Inc.

Arthur Leighton
Retired President
Chief Executive Officer
Kraft Systems Inc.

John H. Rector
Retired President
Chief Executive Officer
Western Sintering Company Inc.

John L. Schooley
President
Chief  Executive  Officer
President of Remtron, Inc.

EXECUTIVE OFFICERS

T. L. Kirchner
President
Chief Executive Officer

Robert Southworth
Secretary

CORPORATE HEADQUARTERS

Electronic Systems Technology, Inc.
415 N. Quay Street
Kennewick, Washington 99336
(509) 735-9092
(509) 783-5475 (Facsimile)

INDEPENDENT AUDITORS

Robert Moe and Associates
305 IBM Building
West 201 North River Drive
Spokane, Washington 99201

TRANSFER AGENT

TranSecurities International
2510 N. Pines Road, Suite 202
Spokane, Washington 99206
(800) 762-8233
(509) 928-6449 (Facsimile)

The Transfer Agent should be contacted for questions regarding changes in address, name, or ownership, lost certificates, and consolidation of account. When corresponding with the Transfer Agent, shareholders should state the exact name(s) in which the stock is registered and certificate number of the certificate(s).

FORM 10-K

A copy of the Company's Form 10-KSB, as filed with the Securities and Exchange Commission, is available upon request.

CORPORATE  AND INVESTOR INFORMATION

Please direct inquiries to:
Investor Relations Department
Electronic Systems Technology, Inc.
415 N. Quay Street
Kennewick, Washington 99336

ANNUAL MEETING

The annual meeting of stockholders of Electronic Systems Technology, Inc. will be held at 3:00 p.m. on June 5, 1998, at:

Cavanaugh's Motor Inn
1101 N. Columbia Center Blvd.
Kennewick, Washington  99336

All stockholders are encouraged to attend.